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                                                             Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Six Months Ended
                                                        June 30,
                                                   1995          1994
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $195,089      $184,194
  Interest expense                                255,075       192,807
  Implicit interest in rents                        6,304         5,236

Total earnings                                   $456,468      $382,237

Fixed charges:

  Interest expense                               $255,075      $192,807
  Implicit interest in rents                        6,304         5,236

Total fixed charges                              $261,379      $198,043


Ratio of earnings to fixed charges                   1.75          1.93
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